As filed with the Securities and Exchange Commission on September 5, 2008

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GOAMERICA, INC.

(Exact name of registrant as specified in its charter)

Delaware	22-3693371
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

433 Hackensack Avenue, Hackensack, New Jersey	07601
(Address of Principal Executive Offices)	(Zip Code)

GOAMERICA, INC. 2005 EQUITY COMPENSATION PLAN

(Full title of the plan)

Michael J. Pendergast

Secretary and General Counsel

GoAmerica, Inc.

755 Baywood Drive, Second Floor

Petaluma, California 94954

(707) 658-4688

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.01 per share	1,000,000 shares (1)	$6.815	$6,815,000	$267.83

(1)	This registration statement on Form S-8 (the “Registration Statement”) relates to shares of common stock, par value $0.01 per share, of GoAmerica, Inc. (the “Common Stock”) to be issued under the GoAmerica, Inc. 2005 Equity Compensation Plan, as amended and restated (the “Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also shall cover any additional shares of Common Stock that become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of Common Stock of GoAmerica, Inc. (the “Registrant”).

(2)	This estimate is made pursuant to Rule 457(h) and Rule 457(c) under the Securities Act solely for the purpose of determining the registration fee. It is not known how many shares will be issued under the Plan. The above calculation is based on the offering of 1,000,000 shares of Common Stock at a purchase price of $6.815 per share, which is the average of the high and low prices of the Common Stock as reported in the Nasdaq Capital Market on September 2, 2008.

REGISTRATION OF ADDITIONAL SECURITIES

INCORPORATION BY REFERENCE OF PRIOR REGISTRATION STATEMENTS

This Registration Statement is being filed solely for the purpose of registering 1,000,000 additional shares of Common Stock of GoAmerica, Inc. issuable pursuant to the Registrant’s 2005 Equity Compensation Plan, as amended and restated, originally adopted in 2005. Issuance of the additional shares was approved by the Registrant’s Board of Directors on May 2, 2008 and by the Registrant’s stockholders on July 25, 2008. Pursuant to General Instruction E to Form S-8, this Registration Statement incorporates by reference the prior registration statements of Form S-8 relating to the Plan that were filed May 17, 2006 (File Number 333-134195) and January 22, 2008 (File Number 333-148761).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

*	The documents containing the information specified in Part I will be sent or given to participants in the Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). According to the Note to Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “SEC”), either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this registration statement, taken together, constitute the prospectus as required by Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, filed by GoAmerica, Inc. (the “Company” or the “Registrant”) with the SEC, are hereby incorporated by reference:

1. The Company’s Annual Report on Form 10-K for the year ended December 31, 2007, as amended by Amendment No. 1 to such 10-K.

2. The Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2008.

3. The Company’s Current Reports on Form 8-K filed on January 2, January 10, January 16, February 15, March 7, March 24, April 4, May 7, May 16, June 18, June 26, July 2, July 18, August 11, and August 15, 2008 (except to the extent such information was furnished to and not filed with the SEC);

4. The Company’s definitive proxy statement for its 2008 annual meeting of stockholders filed on May 28, 2008; and

5. The Company’s Registration Statement on Form 8-A filed on February 7, 2000.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities then offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that such statement is modified or superseded by a subsequently filed document which also is or is deemed to be incorporated by reference herein. Any such statement so modified or superseded shall not be deemed to constitute a part of this registration statement except as so modified or superseded.

Item 4.	Description of Securities.

Not Applicable.

Item 5.	Interests of Named Experts and Counsel.

GoAmerica, Inc. has agreed to indemnify KPMG LLP (“KPMG”) against legal costs and expenses incurred by KPMG in successful defense of any legal action that arises as a result of KPMG’s consent to the incorporation by reference of its audit report on the special-purpose carve-out financial statements of Verizon Business Global LLC’s Mass Markets-TeleRelay Services incorporated by reference in this registration statement.

Item 6.	Indemnification of Directors and Officers.

Subsection (a) of Section 145 of the Delaware General Corporation Law empowers a corporation to indemnify any person who was or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith; that the indemnification provided by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the scope of indemnification extends to directors, officers, employees or agents of a constituent corporation absorbed in a consolidation or merger and persons serving in that capacity at the request of the constituent corporation for another. Section 145 also empowers the corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or her or incurred by him or her in any such capacity or arising out of his or her status as such whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.

Article IX of our Bylaws specifies that we shall indemnify our directors, officers, employees and agents because he or she was or is a director, officer, employee or agent of GoAmerica or was or is serving at the request of GoAmerica as a director, officer, employee or agent of another entity to the full extent that such right of indemnity is permitted by the laws of the State of Delaware. This provision of the Bylaws is deemed to be a contract between GoAmerica and each director and officer who serves in such capacity at any time while such provision and the relevant provisions of the Delaware General Corporation Law are in effect, and any repeal or modification thereof shall not offset any action, suit or proceeding theretofore or thereafter brought or threatened based in whole or in part upon any such state of facts. We have entered into indemnification agreements with our officers and directors confirming our indemnification obligations.

Section 102(b)(7) of the Delaware General Corporation Law enables a corporation in its certificate of incorporation to limit the personal liability of members of its board of directors for violation of a director’s fiduciary duty of care. This Section does not, however, limit the liability of a director for breaching his or her duty of loyalty, failing to act in good faith, engaging in intentional misconduct or knowingly violating a law, or from any transaction in which the director derived an improper personal benefit. This Section also will have no effect on claims arising under the federal securities laws. GoAmerica’s Certificate of Incorporation limits the liability of our directors as authorized by Section 102(b)(7).

We have obtained liability insurance for the benefit of our directors and officers which provides coverage for losses of directors and officers for liabilities arising out of claims against such persons acting as directors or officers of GoAmerica (or any subsidiary thereof) due to any breach of duty, neglect, error, misstatement, misleading statement, omission or act done by such directors and officers, except as prohibited by law.

Item 7.	Exemption From Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

The following exhibits are filed as part of this Registration Statement.

Exhibit No.	Description of Exhibit

4.1	GoAmerica, Inc. 2005 Equity Compensation Plan. Incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K dated June 26, 2008.

5.1*	Opinion of Michael J. Pendergast, Esq.

23.1*	Consent of WithumSmith + Brown, P.C.

23.2*	Consent of Ernst & Young LLP.

23.3*	Consent of KPMG LLP.

23.4*	Consent of Gallina LLP.

23.5	Consent of Michael J. Pendergast, Esq. (included in Exhibit 5.1 to this Registration Statement).

24.1	Power of Attorney (included in the signature page to this Registration Statement).

*	Filed herewith.

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that Paragraphs 1(i) and 1(ii) do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Petaluma, State of California, on the 5th day of September, 2008.

GOAMERICA, INC.

By:	/s/ Daniel R. Luis
Daniel R. Luis
President and Chief Executive Officer

We, the undersigned officers and directors of GoAmerica, Inc., hereby severally constitute and appoint Daniel R. Luis, John R. Ferron and Michael J. Pendergast, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below the Registration Statement on Form S-8 filed herewith and any and all pre-effective and post-effective amendments to this Registration Statement, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable GoAmerica, Inc. to comply with the provisions of the Securities Act of 1933, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures, as they may be signed by our said attorneys or any of them, to said Registration Statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on the 5th day of September, 2008.

/s/ Daniel R. Luis Daniel R. Luis	Chief Executive Officer (Principal Executive Officer) & Director

/s/ John R. Ferron John R. Ferron	Chief Operating Officer & Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ Kathleen Abernathy Kathleen Abernathy	Director

/s/ Steve Chang Steve Chang	Director

/s/ Aaron Dobrinsky Aaron Dobrinsky	Chairman of the Board

/s/ Behdad Egbhali Behdad Egbhali	Director

/s/ Steven L. Eskenazi Steven L. Eskenazi	Director

/s/ Christopher Gibbons Christopher Gibbons	Director

/s/ William M. McDonagh William M. McDonagh	Director

/s/ Edmond Routhier Edmond Routhier	President & Director

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

4.1	GoAmerica, Inc. 2005 Equity Compensation Plan. Incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K dated June 26, 2008.

5.1*	Opinion of Michael J. Pendergast, Esq.

23.1*	Consent of WithumSmith + Brown, P.C.

23.2*	Consent of Ernst & Young LLP.

23.3*	Consent of KPMG LLP.

23.4*	Consent of Gallina LLP.

23.5	Consent of Michael J. Pendergast, Esq. (included in Exhibit 5.1 to this Registration Statement).

24.1	Power of Attorney (included in the signature page to this Registration Statement).

*	Filed herewith.